Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial statements set forth below are based on the unaudited financial statements of Payment Data Systems, Inc. as of and for the year ended December 31, 2014 and the audited financial statements of Akimbo Financial, Inc. as of and for the year ended December 22, 2014.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 gives effect to the Akimbo Acquisition under the “Asset Purchase Agreement” as if it had occurred on January 1, 2014.  The unaudited December 31, 2014 balance sheet of Payment Data Systems, Inc. is presented without giving effect to the December 22, 2014 Akimbo Acquisition.  The allocation of the purchase prices of Akimbo Financial, Inc. is reflected in the pro forma adjustments column.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC for the preparation of pro forma financial statements.  They are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.  We emphasize, however, that the unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what Payment Data Systems, Inc.’s actual combined performance or financial position would have been had the transactions occurred on the dates indicated and do not purport to indicate financial position or results of operations as of any future date or for any future period.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATMENTS

A)	ACQUISTION OF AKIBMO FINANCIAL, INC.

The unaudited pro forma condensed consolidated financial statements reflect the securities transactions described in the original asset purchase agreement between Akimbo Financial, Inc. and Payment Data Systems, Inc. entered into on December 22, 2014.  The transaction described in the agreement is assumed to have occurred on January 1, 2014 in the case of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014-.  The following adjustments have been made to give effect to that transaction.

(1)	Remove assets not acquired and liabilities not assumed associated with the Akimbo Financial, Inc. acquisition.

(2)	Reflect the allocation of the purchase price of Akimbo Financial, Inc. as further described in the previously filed Current Report on Form 8K.

(3)
 Remove Akimbo Financial, Inc. fees paid for processor and bank contract. Processor fees would not be incurred as processing is completed in house and transaction authorization would be covered under existing Payment Data Systems, Inc. minimums. The transactions will be processed under Payment Data Systems, Inc.’s existing bank contracts.

(4)	Remove duplicate services that Payment Data Systems, Inc. can provide at no additional cost.

(5)	Remove office expenses including rent, utilities, insurance, consulting and various other routine expenses to be eliminated.

(6)	Remove interest expense associated with the convertible debt that was specific to Akimbo Financial, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2014

			Pro Forma
	Payment		Adjustments
	Data	Akimbo	Related to
	Systems, Inc.	Financial,	Acquistion of
	Pre-Acquisition	Inc.	Akimbo		Pro Forma
	December 31, 2014	December 22, 2014	Financial,		Consolidated
	(Unaudited)	(Audited)	Inc.		Balance Sheet

ASSETS
Current Assets:
Cash and cash equivalents	$54,989,854	$5,232	$(5,232)	(1)	$54,989,854
Accounts receivable, net	1,037,208	-	-		1,037,208
Prepaid expenses and other	129,258	-	-		129,258
Total current assets	56,156,320	5,232	(5,232)		56,156,320

Furniture, Equipment and
Software, net	117,879	1,892	2,587,638	(2)	2,705,517
			(1,892)	(1)
Other Assets:
Marketable securities	38,408	-	-		38,408
Other assets	165,704	15,000	(15,000)	(1)	165,704
Intangibles	-	-	412,363	(2)	412,363
Total other assets	204,112	15,000	397,363		616,475

Total Assets	$56,478,311	$22,124	$2,977,877	(1)	$59,478,312

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

Current liabilites:
Accounts payable	$37,810	$-	$-		$37,810
Accrued expenses	1,101,033	131	750,000	(2)	1,851,033
			(131)	(1)
Customer deposits payable	52,186,396	-	-		52,186,396
Accrued interest		210,180	(210,180)	(1)	-
Convertible notes payable		1,664,940	(1,664,940)	(1)	-
Demand notes payable		150,000	(150,000)	(1)	-
Total current liabilities	53,325,239	2,025,251	(1,275,251)		54,075,239

Stockholders' equity (deficit):
Preferred stock		4,499	(4,499)	(1)	-
Common stock	170,720	27,590	13,457	(2)	184,177
			(27,590)
Additional paid-in-capital	60,752,586	1,352,009	2,236,544	(2)	62,989,130
			(1,352,009)	(1)
Treasury stock	(238,157)	-	-		(238,157)
Deferred compensation	(5,839,990)	-	-		(5,839,990)
Accumulated deficit	(51,692,087)	(3,387,225)	3,387,225	(1)	(51,692,087)
Total stockholders' equity
(deficit)	3,153,072	(2,003,127)	4,253,128		5,403,073

Total liabilities and stocholders'
equity (deficit)	$56,478,311	$22,124	$2,977,877		$59,478,312

Unaudited Pro Forma Condensed Consolidated Statement of Operations
As of December 31, 2014

			Pro Forma
	Payment		Adjustments
	Data	Akimbo	Related to
	Systems, Inc.	Financial,	Acquistion of
	Pre-Acquisition	Inc.	Akimbo		Pro Forma
	December 31, 2014	December 22, 2014	Financial,		Consolidated
	(Unaudited)	(Audited)	Inc.		Balance Sheet

Revenues	$13,395,130	$221,113	$-		$13,616,243

Operating expenses
Cost of services	9,216,904	361,882	(230,994)	(3)	9,347,792
Selling, general and administrative
Stock-based compensation	291,980	25,000	(25,000)	(4)	291,980
Other expenses	1,600,287	488,772	(119,949)	(5)	1,969,110
Depreciation	40,953	955	(955)	(5)	40,953
Total operating expenses	11,150,124	876,609	(376,898)		11,649,835

Operating income (loss)	2,245,006	(655,496)	376,898		1,966,408

Other income and (expenses)
Interest income	66,786	-	-		66,786
Interest expense	(151)	(135,648)	135,648	(6)	(151)
Other income (expenses)	44,420	-	-		44,420
Total other income
(expenses), net	111,055	(135,648)	135,648		111,055

Income (loss) before income taxes	2,356,061	(791,144)	512,546		2,077,463
Income taxes	138,774	-	-		138,774

Net income (loss)	$2,217,287	$(791,144)	$512,546		$1,938,689